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                                                                  Exhibit (j)(2)


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to the Board of Trustees and Shareholders of TempCash, FedFund, MuniCash, California Money Fund and New York Money Fund, five of the funds constituting the BlackRock Provident Institutional Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Management of the Funds", "Auditors" and "Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 23, 2003